EXHIBIT 99.2

HUTCHINSON TECHNOLOGY INTRODUCES NEW GEMINI SMA OIS ACTUATOR

New Design Can Enable the World’s Slimmest OIS Smartphone Cameras

Hutchinson, Minn., July 30, 2015 -- Hutchinson Technology Incorporated (NASDAQ: HTCH) today announced that it expects to begin shipping prototypes of a new Shape Memory Alloy Optical Image Stabilization (SMA OIS) actuator to tier 1 camera module manufacturers in early August. The new Gemini product was designed in response to customer requests for reduced OIS camera thickness. Gemini reduces SMA OIS actuator thickness by more than 70%, to enable the world’s slimmest OIS smartphone cameras.

Gemini also improves handshake suppression, resulting in clearer photos in low light conditions and more stabilized videos. The unique properties of shape memory alloy wire enable a more compact, higher force, and a more rugged actuator than industry standard voice coil motor designs.

The Gemini design significantly lowers the company’s capital and manufacturing costs by reducing the number of components in the product and better leveraging the company’s existing production equipment. “Our proven automated processes, quality control systems, and high volume precision manufacturing capabilities position us well to support large smartphone programs,” said Rick Penn, Hutchinson Technology’s president and chief executive officer.

Building on the value users place on “selfie” photos, Hutchinson Technology is also developing SMA OIS designs to improve front-facing camera image quality. With superior miniaturization capabilities, SMA OIS is an excellent candidate for spatially constrained front-facing cameras. Unlike voice coil motor actuators, SMA OIS actuators do not use magnets. This eliminates magnetic interference that could occur due to the camera’s close proximity to the phone’s antenna.

SMA OIS products offer a unique blend of smallest size, excellent performance, and industry leading shock reliability. Gemini is expected to be ready for volume production in CQ4 2015. Front-facing SMA OIS samples are also expected to be available in CQ4.

More information about Gemini OIS actuators can be found on Hutchinson Technology’s website at http://www.htchmfg.com/gemini-sma-ois.html.

About Hutchinson Technology

Hutchinson Technology is a global supplier of critical precision component technologies. As a key supplier of suspension assemblies for disk drives, we help customers improve overall disk drive performance and meet the demands of an ever-expanding digital universe. Through our new business development initiatives, we focus on leveraging our unique precision manufacturing capabilities in new markets to improve product performance, reduce size, lower cost, and reduce time to market.

Cautionary Note Regarding Forward-Looking Statements

This announcement contains forward-looking statements regarding development, market adoption and production of OIS actuators and product performance. The company does not undertake to update its forward-looking statements. These statements involve risks and uncertainties. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of smartphones, changes in demand for our products, market acceptance of new products, the company’s ability to produce SMA OIS actuators at levels of precision, quality, volume and cost its customers require and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission.

MARKETING CONTACT:	INVESTOR CONTACT:
Keith Johnson	Chuck Ives
Hutchinson Technology Inc.	Hutchinson Technology Inc.
320-587-1203	320-587-1605